As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heron Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2875566
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

123 Saginaw Drive

Redwood City, CA 94063

(Address of Principal Executive Offices, Zip Code)

Non-Qualified Employee Stock Option Grants

(Full Title of the Plans)

Esmé C. Smith

Vice President, General Counsel and Secretary

Heron Therapeutics, Inc.

123 Saginaw Drive

Redwood City, California 94063

(Name and Address of Agent for Service)

(650) 366-2626

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	629,114(3)	$8.49(4)	$5,343,798	$621

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock, or any anti-dilution provisions of the Employee Grants (defined below).
(2)	The maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the prices at which the options may be exercised.
(3)	Represents a total of 629,114 shares of Common Stock reserved for issuance upon the exercise of certain outstanding non-qualified employee stock options as follows (collectively, the “Employee Grants”): (1) 210,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on November 1, 2013 to Paul G. Marshall in connection with his employment having an exercise price of $9.40 per share; (2) 90,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on November 1, 2013 to Paul G. Marshall in connection with his employment having an exercise price of $9.40 per share; (3) 100,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on October 29, 2013 to Brian G. Drazba in connection with his employment having an exercise price of $9.20 per share; and (4) 229,114 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on September 11, 2013 to Michael A. Adam in connection with his employment having an exercise price of $7.00 per share.
(4)	The Proposed Maximum Offering Price Per Share reflects the weighted average exercise price of the Employee Grants.

EXPLANATORY NOTE

Heron Therapeutics, Inc., a Delaware corporation (the “Company”), is filing this Registration Statement on Form S-8 to register a total of 629,114 shares of the Company’s Common Stock, $0.01 par value (“Common Stock”), reserved for issuance upon the exercise of certain outstanding non-qualified employee stock options as follows: (1) 210,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on November 1, 2013 to Paul G. Marshall in connection with his employment having an exercise price of $9.40 per share; (2) 90,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on November 1, 2013 to Paul G. Marshall in connection with his employment having an exercise price of $9.40 per share; (3) 100,000 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on October 29, 2013 to Brian G. Drazba in connection with his employment having an exercise price of $9.20 per share; and (4) 229,114 shares of Common Stock reserved for issuance upon the exercise of non-qualified employee stock options granted on September 11, 2013 to Michael A. Adam in connection with his employment having an exercise price of $7.00 per share. These Employee Grants were made outside of the Company’s stockholder-approved equity compensation plans pursuant to individual Non-Qualified Stock Option Agreements, a form of which is filed as an exhibit to this Registration Statement. The number of shares and applicable exercise prices of the Employee Grants registered hereby have been adjusted to reflect the Company’s 1:20 reverse split of the then-outstanding Common Stock effective January 23, 2014.

PART I

The information called for in Part 1 of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

(c) The Company’s Current Reports on Forms 8-K filed with the SEC on January 13, 2014, January 17, 2014, May 15, 2014, May 29, 2014, June 2, 2014, June 19, 2014, June 27, 2014, November 6, 2014, December 10, 2014, December 30, 2014 and January 15, 2015 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

(d) The description of the Company’s Common Stock contained in Amendment No. 2 to that certain registration statement on Form 8-A, filed with the Commission on January 22, 2014 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of updating that description; and

(e) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. Section B of Article VI of the Registrant’s Certificate of Incorporation provides:

“(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, provisions of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware General Corporation Law.”

The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors and officers.

In addition, the Registrant has entered into agreements to indemnify its directors and certain officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer, of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 6, 2015.

HERON THERAPEUTICS, INC.
(Registrant)

By:	/s/ Brian G. Drazba
Brian G. Drazba
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Brian G. Drazba and Esmé C. Smith as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry D. Quart	Chief Executive Officer and Director	March 6, 2015
Barry D. Quart, Pharm.D.	(Principal Executive Officer)

/s/ Brian G. Drazba	Vice President, Finance and Chief Financial Officer	March 6, 2015
Brian G. Drazba	(Principal Financial and Accounting Officer)

/s/ Robert H. Rosen	President and Director	March 6, 2015
Robert H. Rosen

Chairman of the Board of Directors
Kevin C. Tang

Director
Stephen R. Davis

/s/ Craig A. Johnson	Director	March 6, 2015
Craig A. Johnson

/s/ Kimberly J. Manhard	Director	March 6, 2015
Kimberly J. Manhard

/s/ John W. Poyhonen	Director	March 6, 2015
John W. Poyhonen

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation, as amended through July 29, 2009 (incorporated herein by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009), as amended by that Certificate of Amendment of Certificate of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed on June 30, 2011), and as further amended by that Certificate of Amendment of Certificate of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed on January 13, 2014)

4.2	Bylaws (incorporated herein by reference to Registration Statement on Form S-1, Registration No. 33-15429)

5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1 above)

23.2	Consent of OUM & Co. LLP, the Registrant’s independent registered public accounting firm

24.1	Power of Attorney (included on the signature page)

99.1	Form of Non-Qualified Stock Option Agreement (Filed as Exhibit 10-AL to Registrant’s Quarterly Report on Form 10-Q filed August 8, 2013, and incorporated herein by reference)

99.2	Amended and Restated 2007 Equity Incentive Plan (Filed as Exhibit A to Registrant’s Definitive Proxy Statement on Schedule 14A filed April 24, 2014, and incorporated herein by reference)